                                                                    EXHIBIT 11.1
                              SEGUE SOFTWARE, INC.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



                                                         Three Months Ended
                                                        -------------------
                                                September 30, 1996     September 30, 1995
                                                ------------------     ------------------


Net income (loss)                                   $    (86,000)         $  165,000
                                                      ==========          ==========
Weighted average common shares outstanding
 during the period                                     6,545,000           4,442,000
Weighted average cheap stock outstanding
 during the period (1)                                         -             243,000
                                                      ----------          ----------
Weighted average common and common
 equivalent share outstanding                          6,545,000           4,685,000
                                                      ==========          ==========
Net income (loss) per common and common
 equivalent share                                     $     (.01)         $      .04
                                                      ==========          ==========

                                                             Nine Months Ended
                                                             -----------------
                                               September 30, 1996      September 30, 1995
                                               -------------------     ------------------

Net loss                                              $ (114,000)         $ (561,000)
                                                      ==========          ==========
Weighted average common shares outstanding
 during the period                                     4,855,000           1,541,000
Weighted average cheap stock outstanding
 during the period (1)                                    41,000             243,000
                                                      ----------          ----------
Weighted average common and common
 equivalent shares outstanding                         4,896,000           1,784,000
                                                      ==========          ==========
Net loss per common and common
 equivalent share                                     $     (.02)         $     (.31)
                                                      ==========          ==========

(1) In accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 83, issuances of common stock and common stock equivalents within one year prior to the initial filing date of the registration statement, at share prices less than the assumed initial public offering price, are considered to have been made in anticipation of the public offering which was completed April 2, 1996. Accordingly, these equity issuances are treated as if issued and outstanding, using the treasury stock method, for all periods presented.

Fully diluted net income (loss) per common share is the same as primary net income (loss) per common share.

                                       1